Appendix A
to the Operating Expenses Limitation Agreement

(as amended to add a Retail Class to the Scharf Balanced Opportunity Fund, to re-designate the Investor Class as an Institutional Class of the Scharf Balanced Opportunity Fund and to reduce the new Institutional Class expense cap, also amended to reduce the expense cap for the Scharf Global Opportunity Fund; effective as of January 21, 2016)

Advisors Series Trust Fund and Share Class	Operating Expense Limit as a Percentage of Average Daily Net Assets
Scharf Fund
Institutional Class	July 1, 2015 through January 27, 2018, and thereafter	1.09%
Retail Class	July 1, 2015 through January 27, 2018, and thereafter	1.34%

Scharf Balanced Opportunity Fund
Institutional Class	January 21, 2016 through January 27, 2018, and thereafter	1.05%
Retail Class	January 21, 2016 through January 27, 2018 and thereafter	1.30%

Scharf Global Opportunity Fund
Retail Class	Inception through January 27, 2016	0.50%
	January 21, 2016 through January 27, 2017	0.65%
	January 28, 2017 through January 27, 2018	1.50%
	January 28, 2018 and thereafter	1.50%

Scharf Alpha Opportunity Fund
Institutional Class	Inception through January 27, 2017	0.75%
	January 27, 2017 through January 27, 2018	1.25%
Retail Class	Inception through January 27, 2017	1.00%
	January 27, 2017 through January 27, 2018	1.50%

ADVISORS SERIES TRUST	SCHARF INVESTMENTS, LLC
on behalf of the Funds listed on Appendix A

By: /s/ Douglas G. Hess	By: /s/ Brian A. Krawez
Name: Douglas G. Hess	Name: Brian A. Krawez
Title: President	Title: President